Exhibit 99.1

 ViewCast Corporation Announces First Quarter 2006 Financial Results;
            Video System and Software Sales Up 50 Percent;
                     Net Sales Increase 13 Percent

    PLANO, Texas--(BUSINESS WIRE)--May 15, 2006--ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communication products, today reported financial results for the first quarter ended March 31, 2006.

    First Quarter Financial Results

    Total revenues from continuing operations for the first quarter of 2006 were $2.9 million, an increase of 13 percent over the $2.6 million reported in the first quarter of 2005 due to sales growth of systems and capture cards.
    "Niagara(R) encoding system sales and Osprey(R) Video capture card sales continue to accelerate," said George Platt, chief executive officer of ViewCast Corporation. "During the first quarter, revenue from Niagara systems and third-party software product sales was up more than 50 percent compared to the same quarter in 2005. Osprey sales also increased. Demand is strong, and we expect this trend to continue particularly with the increased demand of video content for the internet and mobile communication markets."
    Total operating expenses from continuing operations for the first quarter of 2006 were $2.2 million, a 5 percent increase from the $2.0 million reported in the first quarter of 2005. The net loss from continuing and discontinued operations for the first quarter of 2006 was $860,573 compared to a loss of $1.2 million in the comparable 2005 quarter. The net loss per share for the first quarter of 2006 was ($0.04) per share, compared to ($0.06) per share, in the same quarter of 2005.
    First quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) loss was $557,305, compared with the EDITDA of $313,049 reported in the first quarter of 2005. The company considers EDITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

    Business Highlights

    Public Warrant Expiration Date Extended

    On January 24, 2006 the ViewCast board of directors voted to extend the expiration date on the public and public equivalent common stock purchase warrants from the current expiration date of February 3, 2006. The new expiration date on these warrants will be February 3, 2007. In addition, the exercise price of these warrants was reduced to $0.275 per share from $1.00 per share beginning on March 1, 2006, until the warrant expiration date. The warrants are redeemable by the company under certain conditions. As of December 31, 2005, approximately 3,900,000 public and public equivalent warrants were outstanding. The additional capital made available through the extension of these warrants will be invested to expand the company's business.

    New Product Announcement

    On April 20, 2006, the company announced the introduction of Niagara(R) GoStream and NiagaraSCX 5.0 that management expects to begin shipping before the end of the second quarter of 2006.
    The Niagara GoStream encoder is a special offering in the market, focusing on the creation and presentation of video and audio on the Internet with a single-button operation. It features EZStream(R) event buttons that allow users to load pre-defined encoding profiles for a specific event and simply press the record button to begin a streaming session. In addition, GoStream simplifies the user experience by introducing the EASE(TM) control menu. The EASE menu is a workflow menu that streamlines the user experience and even allows a user to export video content to video storage devices including the Apple Video iPod(R) and Creative Zen Vision(R) media portable media players.
    NiagaraSCX(R) 5.0 is the latest version of ViewCast's remote control and monitoring software application for Osprey(R)-based encoders. NiagaraSCX 5.0 software incorporates digital rights management (DRM) for Windows Media(R), MPEG-4 /H.264 and MPEG-2 encoding standards. The software will be bundled with the company's Niagara encoding systems.

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.


                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                      2005      2006
                                                   ---------- --------

Net sales                                             $2,556   $2,879

Cost of sales                                          1,031    1,341
                                                   ---------- --------

Gross profit                                           1,525    1,538

Total operating expenses                               2,043    2,151
                                                   ---------- --------

Operating loss                                          (518)    (613)

Total other expense                                     (677)    (248)
                                                   ---------- --------

Loss from continuing operations                      $(1,195)   $(861)

Loss from discontinued operations                         (5)       -
                                                   ---------- --------

Net loss                                             $(1,200)   $(861)
                                                   ========== ========

Preferred dividends                                     (202)    (202)
                                                   ---------- --------

Net loss applicable to common stockholders
common stockholders                                  $(1,402) $(1,063)
                                                   ========== ========

Net loss per share - basic and diluted:
  from continuing operations                          $(0.05)  $(0.04)
  from discontinued operations                          0.00     0.00
                                                   ---------- --------
Net loss per share - basic and diluted                $(0.06)  $(0.04)
                                                   ========== ========

Weighted average number of common shares
  outstanding basic and diluted:                      22,901   25,628


           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
              (In thousands - except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                      2005      2006
                                                   ---------- --------
From continuing and discontinued operations:

Net loss                                             $(1,200)   $(861)

Depreciation and amortization                            202       56

Total other and income tax expense                       685      248
                                                   ---------- --------

EBITDA                                                 $(313)   $(557)
                                                   ========== ========

    CONTACT: ViewCast Corporation, Plano
             Media Contact
             Mark Quigley, 972-488-7200
             mquigley@viewcast.com
             or
             Michael A. Burns & Associates, Inc.
             Investor Contact
             Virginia L. Stuart, 214-521-8596
             Fax: 214-521-8599
             vstuart@mbapr.com